Annex I to the BRF S.A.’s Extraordinary and Ordinary Annual General Meeting held on April 7th, 2016, at 11:00 hs.

BRF S.A.

CNPJ/MF Nº 01.838.723/0001-27

Listed Company

BYLAWS

I.    NAME, REGISTERED OFFICE, DURATION AND PURPOSES

Article 1.       BRF S.A. (“Company”) is a listed company, covered by the present Bylaws, under Law Nº 6.404, of December 15, 1976, as amended (“Brazilian Corporate Law”) and by the other applicable laws and regulations.

Paragraph 1 – With the entry of the Company into the special trading segment of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), known as the Novo Mercado, the Company, its shareholders, management and members of the Fiscal Council, when installed, became subject to the conditions of the Listing Regulations of the Novo Mercado of the BM&FBOVESPA (“Novo Mercado Listing Regulations”).

Paragraph 2 – The provisions of the Novo Mercado Listing Regulations will prevail over the statutory provisions, in the event of any loss of rights to the recipients of the public offers foreseen in these Bylaws.

Article 2.       The Company has its registered office and legal headquarters in the City of Itajaí, Santa Catarina state, at Rua Jorge Tzachel, No. 475, Fazenda district, Zip Code 88.301-600 and may establish affiliates, branches, offices and other subordinate facilities anywhere in Brazil or abroad.

Article 3.       The Company´s main corporate purpose is to engage in the following activities in Brazil or abroad:

(i)           the manufacture, sale, in the retail and wholesale sector, and transaction of business relating to food in general, particularly animal protein by-products and food items that use the cold chain for support and distribution;

(ii)          the manufacture, sale of animal feed, nutriments and food supplements for animals;

(iii)         the provision of food services in general;

(iv)        the manufacture, refining and sale of vegetable oils, fats and dairy products;

(v)         the production, conservation, storage, silage and sale of grains, their derivatives and by-products;

(vi)        the sale on the retail and wholesale market of consumer and production goods, including equipment and vehicles for the development of its logistical activity;

(vii)       the export and import of production and consumer goods;

(viii)      the provision of services of transport, logistics and distribution of freight and food in general;

(ix)         holding equity stakes in other companies, with the aim of achieving the corporate purposes to the fullest extent; and

(x)          the participation in any projects needed for the operation of the Company´s business.

Single Paragraph - The Company may also engage, directly or through third parties, in support activities for the core business described in Article 3 above, such as:

(i)           administrative, technical or operational support activities, aimed at creating conditions to improve its core business;

(ii)          transport services, in general;

(iii)         product storage and stocking services and other related ancillary services;

(iv)        activities to promote and replace its products in the retail market and at points of sale exposed to the final consumer, including the support needed by clients which allows the packaging and visualization of the products;

(v)         services for receiving and allocating raw materials to be used in production;

(vi)        the provision of machine and vehicle repair, maintenance and overhaul services;

(vii)       the promotion of the growth of agribusiness in Brazil through programs, technical assistance and supply;

(viii)      the manufacture, development and sale of packaging products of any kind;

(ix)         the processing and raising of livestock in general;

(x)          the sale of commodities in general;

(xi)         research and development of techniques for the production and improvement of the Company´s genetic matrixes;

(xii)        the activities of reforestation, extraction, manufacturing and sale of timber;

(xiii)       the sale of mobile assets, real estate, including machines, equipment and vehicles, fixed assets, to meet the activities within the Company´s corporate, purpose as described in the present article; and

(xiv)      services to supply fuel for the Company´s own fleet or outsourced service providers, particularly freight, transport, logistics and distribution.

Article 4.       The Company has an undetermined term of duration

II.          CAPITAL STOCK

Article 5.       The Company´s capital stock is R$ 12,553,417,953.36 (twelve billion, five hundred and fifty three million, four hundred and seventeen thousand, nine hundred and fifty three Reais and thirty six centavos), split into 812,473,246 (eight hundred and twelve million, four hundred and seventy-three thousand, two hundred and forty-six) common shares, all in book-entry form and with no par value.

Paragraph 1 - The Company may not issue preferred shares or participation certificates.

Paragraph 2 - The Company´s shares are indivisible and each common share is entitled to one vote at the Shareholders’ Meetings.

Article 6.       All the Company´s shares are book entry and, as decided by the Board of Directors, held in a deposit account with the financial institution authorized by the Brazilian Securities and Exchange Commission – CVM (“CVM”), in the name of their owners.

Single Paragraph. The cost of transfer and registration, as well as the service cost related to the book entry shares, may be charged directly to the shareholders by the institution as defined in the share bookkeeping contract.

Article 7.       The Company is authorized to increase its capital stock, irrespective of amendment to the Bylaws, to the limit of 1,000,000,000 (one billion) common shares, by a resolution of the Board of Directors.

Paragraph 1 – In the event foreseen in the preamble to this Article, the Board of Directors will be responsible for establishing the issue price and the number of shares to be issued, as well as the period and conditions for incorporation.

Paragraph 2 – Within the authorized capital limit, the Board of Directors may also: (i) decide on the issue of subscription bonuses; (ii) grant stock options without the shareholders having any preference right in the granting of the options or subscription to the respective shares, according to the plan approved by the General Meeting of shareholders; (iii) approve a share capital increase by capitalizing the profits or reserves, with or without a share bonus; and (iv) decide on the issue of debentures convertible into shares.

Article 8.       At the criteria of the Board of Directors or the General Meeting, the preference right of the shareholders may be excluded or reduced in any issue of shares, debentures convertible into shares and bonus subscription, where the placement has been made through the sale on the stock market, public subscription or share swap in a public offer for the acquisition of control, as stated in Law and in these Bylaws.

Article 9.       Any delay by the shareholder in the incorporation of the subscribed capital will lead to a charge of interest rates of 1% (one per cent) a month, pro rata temporis, restated by the variation in the General Market Prices Index – IGP-M, published by the Fundação Getúlio Vargas – FGV, or another index that reflects the real loss of purchasing power of the currency in the period, at the criteria of the Board of Directors of the Company, in the shortest legally applicable period, and a penalty of 10% (ten per cent) on the amount of the obligation, without prejudice to any other applicable legal sanctions.

Article 10.    By resolution of the Shareholders´ Meeting, in response to a proposal from the Board of Directors, the Company´s capital stock may by be increased, within the terms of the law; in cases where profits or reserves are capitalized, the issue of new shares corresponding to this increase, among its shareholders, in proportion to the number of shares they hold is permitted.

III.        GENERAL MEETING

Article 11.    The General Meeting of shareholders, called and convened as prescribed by law and these Bylaws, will be held annually within the first 4 (four) months after the end of each fiscal year, and in extraordinary session, whenever the interests and business of the Company require action by the shareholders.

Article 12.    The General Meeting will be summoned by the Board of Directors through a decision of a majority of its members or, within the provision of these Bylaws and single paragraph of Article 123 of the Brazilian Corporate Law.

Single Paragraph – The Company will make available, the date of the first publication of the summons to all shareholders at the latest, the material and documents needed to analyze the matters on the Agenda, except in the cases where the law or regulations require a longer period.

Article 13.    The General Meeting will be convened, in the first summons, with the presence of shareholders representing at least 25% (twenty five per cent) of the capital stock, except when the law demands a higher quorum; and, in a second summons, with any number of shareholders.

Paragraph 1 – The Extraordinary General Meeting to discuss the reform of these Bylaws will be convened, in the first summons, with the presence of shareholders representing a minimum of 2/3 (two thirds) of the capital stock, but will be able to be convene a second summons with any number of shareholders present.

Paragraph 2 – Apart for the exceptions foreseen in the applicable regulation, the first summons of the General Meeting should be made with at least 15 (fifteen) days´ notice and the second summons with at least 8 (eight) days’ notice.

Paragraph 3 - The proceedings at General Meetings will be presided by the Chairman of the Board of Directors or, in his or her absence, by the Deputy Chairman. In the event of the absence or temporary incapacity of the Chairman and Deputy Chairman of the Board of Directors, the General Meeting will be presided over by a member especially designated by the Chairman of the Board of Directors. The Chairman will designate one or more secretaries for the Shareholders´ Meeting.

Article 14.    The decisions made at the General Meeting, except for the exceptions foreseen in law and in these Bylaws, will be taken by an absolute majority of votes of those present, with blank votes not counted.

Paragraph 1 – The General Meeting will only decide on subjects on the Agenda that appear in the respective summons, apart for exceptions foreseen in the Corporate Law. The inclusion in the General Meeting agenda under the item “other subjects” or “general subjects” or equivalent expressions is prohibited.

Paragraph 2 – The proceedings and decisions of the General Meeting will be registered in a minute, which will be signed by the members of the presiding panel and the shareholders present who will make up, at least, the majority needed for the decisions that were taken.

Article 15.    To ensure the efficiency of the proceedings of the General Meetings, the shareholders or their representatives should present with at least 5 (five) days´ notice, besides the relevant identification document, as the case may be: (i) the relevant proxy instrument containing the notarized signature of the person giving the proxy and/or the documents proving the legal powers of the proxy; and/or (ii) for those shareholders participating in the fungible custody of shares in book-entry form, a statement showing the respective holdings issued by the institution providing custodial services.

Paragraph 1 – Without prejudice to the preamble of this provision, shareholders who appear at the General Meeting with the documents that prove their status as shareholders may take part and vote at the meeting.

Paragraph 2 – The Company will adopt the principle of good faith in the inspection of the representation documentation.

Article 16.    Besides the attributes stated in law and in these Bylaws, the General Meeting has the following attributes:

(i)           To take action with respect to bonus shares and decide on groupings and stock splits

(ii)          To approve stock option plans for directors, managers and employees or people who provide services to the Company, as well as for the directors, managers and employees or people who provide services to other companies directly or indirectly controlled by the Company;

(iii)          To take action on the allocation of the profit for the fiscal year and distribution of dividends, as proposed by the directors and management;

(iv)        To decide on the delisting from the Novo Mercado of the BM&FBOVESPA

(v)         To choose a specialist firm that will be responsible for preparing a valuation report on the Company´s shares in the event of the cancellation of its registration as a publicly-held corporation or delisting from the Novo Mercado, as provided for in Article VIII of these Bylaws; and

(vi)        To fix the remuneration of the Fiscal Council in line with the law and these Bylaws.

Article 17.    The shareholders’ meeting will annually fix the aggregate annual remuneration of the directors and management of the Company, including any fringe benefits and representation allowances, taking into account their responsibilities, the time devoted to their duties, their skills and professional reputation, and the market value of their services. The Board of Directors will have the authority to establish the criteria for the allocation of this global remuneration among directors and executive management.

Article 18.    The General Meeting may suspend the exercise of the rights of a shareholder who does not comply with the legal or statutory obligations and end the suspension as soon as this obligation has been complied with.

Paragraph 1 – The shareholders who represent at least 5% (five per cent) of the capital stock may summon the General Meeting mentioned in the preamble to this Article when the Board of Directors does not comply, within the period of 8 (eight) days, with the request for the summons which they have presented, with the indication of the obligation that has not been met and the identification of the defaulting shareholder.

Paragraph 2 – It will be the responsibility of the General Meeting that approves the suspension of the rights of a shareholder to also establish, amongst other aspects, the extent and period of suspension, respecting the legal prohibitions.

Paragraph 3 – The suspension of the rights will end as soon as the obligation has been met, and it is up to the shareholder in question to inform the Company of this compliance.

IV.         MANAGEMENT

Section I – General Provisions Applicable to Management Bodies

Article 19.    The management of the Company is vested in the Board of Directors and the Board of Executive Officers, whose respective authority is granted by law and these Bylaws.

Paragraph 1 - The directors and managers of the Company need not post a fidelity bond to cover the discharge of their duties.

Paragraph 2 - The directors and managers of the Company will assume office by signing a statement of incumbency in the Company records, which will record their support for all the Company´s manuals, codes, regulations and internal policies, and by previously signing the relevant Consent to Appointment term referred to in the Novo Mercado Listing Regulations.

Paragraph 3 - Any act by any director or manager of the Company in which the Company will become liable for obligations arising from business or transactions unrelated to the corporate purposes, are expressly prohibited and will be null and void, without prejudice to liability under civil or criminal law, if this is the case, against whoever violates this provision.

Paragraph 4 - The term of office of the directors and managers of the Company will be extended until their replacements takes office.

Section II – Board of Directors

Article 20.    The Board of Directors consists of a minimum of nine 9 (nine) and maximum of eleven (11) regular members, no less than 20% (twenty percent) of whom will be Independent Directors (as defined in Paragraph 1). All these members must be shareholders in the Company elected and liable to dismissal by a General Meeting for a term of office of 2 (two) years, with reelection being permitted. When, in order to ensure that the above percentage is complied with, the fraction number of the members will be rounded up, within the terms of the Novo Mercado Listing Regulations.

Paragraph 1 - For the purpose of this Section, an “Independent Director” means a person as is defined in the Novo Mercado Listing Regulations and is expressly declared to be such in the minutes of the shareholders’ meeting at which he or she is elected.

Paragraph 2 – When members are being elected to the Board of Directors, the General Meeting will nominate a Chairman and a Deputy Chairman, who will replace the former in his or her absences or incapacity to attend, as well as in the case of vacancy.

Paragraph 3 – Whenever the General Meeting is summoned to decide on the election of the Board of Directors, the members of this body will approve a proposal for a complete list of candidates for the vacant positions on the Board of Directors, including nominations for the positions of Chairman and Deputy Chairman of the Board of Directors, which will be submitted for approval to the General Meeting.

Paragraph 4 – Should any shareholder wish to nominate one or more candidates to the Board of Directors who are not part of the list put forward in the manner described in Paragraph 3 of this article, this shareholder will notify the Company, putting forward another list for election to the Board of Directors in writing and preferably within no less than 5 (five) days before the date of the General Meeting, providing the name, qualifications and professional experience of such candidate(s). The Company will be responsible for immediately disclosing this information, through a Shareholders´ Notice, available on the CVM site and the Internet. The Company will not accept the registration of any list, nor the exercise of the voting right in the election of members of the Board of Directors, in circumstances that violate the provisions of the applicable regulations.

Paragraph 5 – The presentation of more than one list by the same shareholder is prohibited. However, one person may be a member of two or more lists, including that proposed within the terms of Paragraph 4 above.

Paragraph 6 - Should the Company receive a written request for the multiple vote system to be adopted, as provided by Section 141, Paragraph One of the Corporate Law, the Company will immediately announce the receipt and contents of this request through a Shareholders´ Notice, available on the CVM site and the Internet, or as established by the law or the CVM.

Paragraph 7 – In the event of the election of the Board of Directors being carried out through a multiple vote process, each member of the lists presented in the form of this Article will be regarded as a candidate for the position of Member.

Paragraph 8 – Whenever the election has been carried out by the multiple vote process, the dismissal of any member of the Board of Directors by the General Meeting will mean the dismissal of the other members, and a new election will be held.

Paragraph 9 – Should there be a vacancy for standing members of the Board of Directors, the remaining members will nominate a substitute who will fill the vacancy until the next General Meeting at which the shareholders will elect another Director to serve for the unexpired term of office. If more than one third (1/3) of the positions on the Board of Directors are vacant at the same time, the General Meeting will be called within 30 (thirty) days from this event to elect the substitutes, who will qualify for a term of office to coincide with that of the other Members.

Paragraph 10 – Members of the Board of Directors must be of good repute and candidates will not be eligible for election if they: (i) hold positions with any company that may be regarded as a competitor of the Company; or (ii) have or represent any conflicting interest to the Company. Should any member of the Board of Directors be liable to any of the foregoing disqualifications foreseen in the Corporate Law or in this paragraph after being elected, he or she will be obliged to immediately submit his or her resignation to the Chairman of the Board of Directors.

Subsection II.1 – Meetings and Substitutes

Article 21.    The Board of Directors will meet regularly once every month and, in extraordinary session, whenever summoned by the Chairman or a majority of the Board members. Minutes of these meetings will be recorded in the Company records.

Paragraph 1 – The summons of the meetings of the Board of Directors will be made in writing, through a letter, telegram, e-mail or other form that allows the proof of receipt of the summons by the person who receives it, and should include the agenda as well as the place, date and time of the meeting.

Paragraph 2 – The meetings of the Board of Directors will be summoned with a minimum of 5 (five) working days’ notice. On the same day of the summons of the meeting, the materials and documents needed for consideration of the subjects on the agenda of the meeting of the Board of Directors will be made available to the members.

Paragraph 3 – Regardless of the formalities of the summons, a meeting will be regarded as regular when all Board of Directors members attend.

Paragraph 4 – The meetings of the Board of Directors will be convened in the first summons with the presence of a minimum of 2/3 (two thirds) of its members. In the second summons, which will be the object of a new communication to the Members in the form of Paragraph 1 of this Article, sent immediately after the date designated for the first summons, the meeting will convened with the presence of a simple majority of Members.

Paragraph 5 – If necessary, meeting of the Board of Directors or the participation of the members in the meetings of the board of Directors will be allowed through telephone, videoconference, electronic or other communications means that can ensure the effective participation and the authenticity of the vote of the member. In these circumstances, the member will be regarded as being present at the meeting and his/her vote will be considered valid for all the legal effects and incorporated into the minutes of the meeting in question.

Paragraph 6 – No member of the Board of Directors may have access to information, take part in decisions and discussions of the Board of Directors or any other management bodies, exercise a vote or, in any way, intervene in subjects that are, directly or indirectly, in conflict with the interest of the Company, within the terms of the law.

Paragraph 7 – The decisions taken by the Board of Directors will be by a majority vote of those present, with the Chairman having the casting vote in the event of a tie.

Article 22.    In the case of absence or temporary incapacity, the Members may be represented at meetings of the Board of Directors by another member indicated in writing, who, as well as his/her own vote, will express the vote of the absent or temporarily incapable member.

Paragraph 1 - In the case of absence or temporary incapacity of the Chairman of the Board of Directors, his/her functions will be exercised, on a temporary basis, by the Deputy Chairman.

Paragraph 2 - In the case of absence or temporary incapacity of the Deputy Chairman, it will be up for the Chairman to nominate, from the other members of the Board of Directors, his/her substitute.

Subsection II.2 - Responsibilities

Article 23.    The Board of Directors is responsible, besides the other attributes stated in law and these Bylaws, for:

(i)           directing the general conduct of the Company´s business;

(ii)          electing and removing the Executive Management of the Company or its subsidiaries, direct or indirect,  and establishing their duties, subject to the provisions of these Bylaws;

(iii)         supervising the performance of the executive management, examining, at any time, the Company´s books and papers and calling for information on contracts executed or about to be executed, as well as on any other actions;

(iv)        calling the General Meeting whenever necessary and in the cases prescribed by law;

(v)         approving the Management report and the accounts of the Executive Board and financial statements for each financial year;

(vi)        allocating among the members of the Board of Directors and the Executive Board the aggregate annual compensation fixed by the General Meeting and establishing the criteria for directors’ and management´s participation in the profits, subject to the provisions of these Bylaws;

(vii)       authorizing the opening of affiliates, branches, depositories, offices or any other outlets of the Company in jurisdictions where it has no previous establishment;

(viii)      choosing and replacing the independent auditors proposed by the Audit Committee;

(ix)         proposing to the General Meeting of shareholders the issue of new shares beyond the limit of authorized capital;

(x)          except in cases reserved to the General Meeting, within the terms of the CVM regulations, taking action on: (a) the acquisition of the Company´s own shares to be held in treasury or use in plans approved by the General Meeting; and (b) any sale or cancellation of these shares;

(xi)         deciding on the issue by the Company or its subsidiaries, direct or indirect, of non-convertible debentures, commercial paper and other similar securities;

(xii)        deciding on the issue by the Company of shares, subscription bonuses and debentures convertible to shares within the limits of the authorized capital, establishing the number, terms of payment, and respective subscription price of these shares, including the premium, and whether or not the shareholders will have preference rights or be subject to a shorter period for the exercise of such rights, as permitted under the prevailing law;

(xiii)       approving the preparation of semi-annual or other interim balance sheets, and to declare interim dividends out of the profits shown in these balance sheets or Retained Earnings or Profit Reserves shown in the latest annual or semi-annual balance sheet, as provided by law, and/or to authorize the payment of interest on shareholders’ equity, under Law No. 9,249 of December 26, 1995, as amended;

(xiv)      approving the Company´s policy on dividend payments;

(xv)       proposing to the Ordinary General Meeting of shareholders, within the limits established in Article 35, single paragraph, of these Bylaws, the amounts to be paid for the statutory profit sharing by employees and management for each fiscal year, and defining the criteria for distributing these amounts;

(xvi)      authorizing the practice of reasonable free acts by the Company, involving amounts above 0.067% and limited to 0.333% of the Reference Value, alone or in combination, to the benefit of the employees or the community where the Company operates;

(xvii)     presenting a proposal for the approval of the Meeting of the stock option or share concession plan  to its management or employees, or people who provide services to the Company, and its subsidiaries, direct or indirect, within the limit of the authorized capital, with the Board of Directors being responsible for managing this plan, including the grant of options and share concessions within the scope of these plans;

(xviii)    authorizing changes in the conditions for trading and issuing American Depositary Receipts – ADRs by the Company or its subsidiaries, directly and indirectly;

(xix)      creating technical or consultative committees with no voting powers, aimed at discharging specific duties or carrying out general activities of interest to the Company within the terms set by the Board of Directors. These committees may function in the following areas, amongst others: (i) strategic and financing; (ii) governance and ethics; and (iii) directors’ and management remuneration and executive development;

(xx)       supervising the performance of the duties of any committees that may be created to assist the Board of Directors, approving their respective regulations and considering the opinions and reports submitted by them in line with the prevailing legislation and these Bylaws;

(xxi)      drawing up a list of three firms with expertise in the economic valuation of companies, for the purpose of preparing a valuation report on the Company´s shares in the event of the cancellation of its registration as a publicly-held company or delisting from the Novo Mercado, as provided under Section 48 of these Bylaws.

(xxii)     drawing up and making public a previous opinion founded on all and any public acquisition offer targeted at shares issued by the Company, within 15 (fifteen) days of the publication of the notice of the public share offer, in which it will show: (a) the convenience and opportunity of the offer in relation to the joint interest of the shareholders and the liquidity of the tradable securities it holds; (b) the effects of the offer on the Company´s interests; (c) the strategic plans announced by the bidder in relation to the Company; and (d) other points regarded as relevant. In the opinion, the Board of Directors should give its view in favor or against acceptance of the share offer, with the warning that it is the responsibility of each shareholder to make the final decision on the acceptance or not of the referred offer;

(xxiii)    proposing amendments to the Company´s Bylaws with respect to the term of duration of the company, its corporate purposes, increases or decreases in capital stock, issue of securities, abrogation of preemptive rights for the subscription of shares and other securities, dividends, interest on shareholders’ equity, the powers and responsibilities of the General Meeting of shareholders, the organizational structure and duties of the Board of Directors and Executive Management and the respective quorum requirements;

(xxiv)    approving the Company´s annual Decommission Plan proposed by the Executive Board, as well as the concession, transfer, sale and/or encumbrance of real estate of the Company or subsidiaries or affiliates, directly or indirectly, that are not mentioned in the  Decommission Plan already approved and represent, alone or in combination, an amount equal to or above 0.167% of the Reference Value;

(xxv)     approving the spin-off, merger, incorporation in which the Company or subsidiaries or affiliates, directly or indirectly, whether part of or the Company itself, as well as its transformation or any other form of corporate restructuring;

(xxvi)    deciding on the liquidation, breakup, nomination of the liquidators, bankruptcy or voluntary legal recovery or extrajudicial acts of the Company or subsidiaries and affiliates, directly or indirectly, as well as financial reorganizations related to them;

(xxvii)   approving the acquisition, assignment, transfer, sale and/or encumbrance of the Company´s permanent assets or subsidiaries or affiliates, directly or indirectly, that represent, alone or in combination, an amount equal to or above 0.333% of the Reference Value;

(xxviii)  authorizing the Executive Management to provide guarantees, warranties and take out insurance guarantee policies, as well as performance bonds, whenever these acts result in any economic risk to the Company or its subsidiaries or affiliates, directly or indirectly, that represent, alone or in combination, an amount above 0.333% of the Reference Value;

(xxix)    authorizing the Executive Board to offer products and mobile and fixed assets of the Company or subsidiaries and affiliate companies, directly or indirectly, as guarantee to the financial institutions when taking out loans or guarantees for legal cases, whenever these acts result in obligations to the Company or subsidiaries and affiliates, directly or indirectly, in an amount that is higher than 0.333% of the Reference Value;

(xxx)     approving the contracting with third parties for debt operations of the Company or its subsidiaries and affiliate companies, directly or indirectly, in an amount that is higher than 0.333% of the Reference Value;

(xxxi)    approving the Company´s financial risk management policy, establishing the main conditions for the contracting hedging operations (assets and liabilities), with this policy containing a minimum of the following specifications: the aim of the “hedge”, the risk factors, the eligible instruments, limits and remit;

(xxxii)   approving the issue, acquisition, concession, transfer, sale and/or encumbrance of equity stakes and/or any tradable securities in any societies (including renouncing the right of subscription of shares or convertible debentures of subsidiaries, or affiliate companies shares), whenever these operations involve an amount above 0.167% of the Reference Value;

(xxxiii)  approving and defining, previously, the acts to be practiced by the Executive Board in the General Meetings and/or Meetings of Partners of the subsidiaries, affiliates or invested companies, directly or indirectly, in the position of a shareholder and/or partner of such societies, except when dealing with subjects that involve amounts below 0.333% of the Reference Value;

(xxxiv) approving the undertaking of operations and business of any nature with related parties, conforming to the provisions in the Transaction Policy with Related Parties and Other Situations of Conflict of Interests of the Company to be approved by the Board of Directors;

(xxxv)  approving the general integrated annual and multi-annual capital budgets (budgets of operations, budgets of investments, and cash flow budgets) of the Company and its subsidiaries and affiliated companies, establishment of the investment and business strategy policy. The general annual integrated budget should always be approved by the last day of the previous year to which it refers and should cover the following 12 months. The Company budget should cover a minimum period of 6 (six) months at any time of the calendar year. The execution and undertaking of the approved budget will be revised on a monthly basis at the ordinary meetings of the Board of Directors;

(xxxvi) approving the signing, alteration, rescission, renewal or canceling of any contracts or trade agreements (except financial instruments) involving the normal run of the Company´s activities or subsidiaries, directly or indirectly, including, but not limited to service provision, consultancy or supply contracts, that represent, alone or in combination, an amount equal to or superior to 0.333% of the Reference Value; and

(xxxvii)  approving the signing, alteration, rescission, renewal or canceling of any contracts or trade agreements involving patents, production processes and/or technology, copyrights, domain names, registered trademarks or deposited in the name of the Company or any subsidiary or affiliated company, directly or indirectly, whenever these acts involve amounts above 0.333% of the Reference Value, except (a) if undertaken between the Company and wholly-owned subsidiaries, except in the cases of sale and/or definite concession, that should be approved by the Board of Directors; and (b) for the authorization of the use of trademarks by subsidiary or affiliated companies.

Paragraph 1 – To the full intent and purpose of these Bylaws, the “Reference Value” corresponds to the total amount of the Company´s consolidated shareholders´ equity, as determined at the end of the financial year immediately before that in which this will come into force. Nevertheless, the Board of Directors of the Company may approve the reduction of the percentages of the Reference Value for each of the operations foreseen in the clauses of this Article.

Paragraph 2 – Regardless of the amounts reached mentioned in this  Article 23, without the previous authorization of the Company´s Board of Directors, under no circumstances may the Company´s management or that of its subsidiary or affiliate companies, directly or indirectly, practice any of the operations stated in the clauses (xxix), (xxx) and (xxx) of Article 23 should, the combination of these operations amount to more than 20% of the Reference Value in the same financial year.

Section III – Executive Board

Article 24.    The Executive Board, whose members are elected and may be removed at any time by the Board of Directors, will consist of a minimum of 2 (two) and maximum of 15 (fifteen) members elected for a period of 2 (two) years, of which there will be 1 (one) Chief Executive Officer, 1 (one) Chief Financial Officer, 1 (one) Investor Relations Officer, with the other Directors having their designated title and duties proposed to the Board of Directors by the Chief Executive Officer within the terms of Article below. They will all be professionals who meet the standards listed in Paragraphs 3 and 4 below.

Paragraph 1 – The positions of Chairman of the Board of Directors and Global CEO may not be exercised by the same person, except in cases of a vacancy that should be the object of a specific announcement to the market and for which measures should be taken to fill the respective positions within a period of 180 (one hundred and eighty) days.

Paragraph 2 – The Chief Financial Officer may, at the criteria of the Board of Directors, add the duties of the Investor Relations Director to his/her functions.

Paragraph 3 - The members of the Executive Board will be elected by the Board of Directors, which may choose from among candidates previously selected by the Global Chief Executive Officer. To do so, the Global Chief Executive Officer will send the Board of Directors a copy of the résumé of the recommended candidate, together with the proposed terms of his or her employment conditions and all other information necessary as evidence of the qualifications required by the Paragraph 4 of this Article. Should the Board of Directors not approve those presented, new names will be put forward until the Board of Directors has reached a decision.

Paragraph 4 - The Executive Board will consist exclusively of professionals with proven academic qualifications and practical experience, acquired in courses and in the exercise of activities consistent with the position for which they have been proposed.

Subsection III.1 - Responsibilities

Article 25.    The Executive Board is responsible for:

(i)           authorizing the opening, closing or alteration of the addresses of affiliates, branches, depositories, offices or any other establishments of the Company in Brazil or abroad, except the opening in jurisdictions where the Company has no previous establishment;

(ii)          submitting, annually, for the appreciation of the Board of Directors, the Management Report and the accounts of the Executive Board, accompanied by the independent auditors´ report, plus its proposal for the destination of the profits from the previous financial year;

(iii)         drawing up and submitting the annual and multi-annual budgets, strategic plans, expansion projects and investment programs to the Board of Directors;

(iv)        approving the concession, transfer, sale and/or encumbrance of fixed assets of the Company or subsidiary or affiliate companies, directly or indirectly, that are not specified in the Demobilization Plan already approved by the Board of Directors, that represents, alone or in combination, an amount equal to or above 0.067% and below 0.167% of the Reference Value;

(v)         deciding, at the request of the Global CEO, on any subject that is not the exclusive responsibility of the General Meeting or Board of Directors;

(vi)        approving the undertaking of determined operations and businesses with Related Parties, in accordance with what is stated in the Transaction Policy with Related Parties and Other Situations of Conflict of Interests of the Company;

(vii)       approving the signing, alteration, rescission, renewal or canceling of any contracts, agreements or similar involving patents, production processes and/or technology, copyrights, domain names, trademarks or deposited under the name of the Company or any subsidiary or affiliated company, whenever these acts involve amounts below 0.333% of the Reference Value; and

(viii)      authorizing the practice of reasonable free acts, limited to 0.067% of the Reference Value, alone or in combination, to the benefit of employees or the community where the Company operates, including benefits to the Instituto BRF and other not for profit organizations that may or may not be linked to the Company.

Article 26.    Besides the other attributes established in these Bylaws, the specific responsibilities of individual directors are listed as follows:

(i)           To the Global CEO:

a.            to call and preside over the meetings of the Executive Board;

b.            to represent the Executive Board at meetings of the Board of Directors;

c.             to submit for the consideration of the Board of Directors proposals from the Executive Board related to the annual and multi-annual budgets, strategic plans, expansion projects and investment programs;

d.            to supervise and direct the conduct of the financial, corporate and sustainable business and the activities of all other Directors;

e.            to submit the financial statements, operational and investment budgets, financial planning and cash flow to the Board of Directors; and

f.             to propose to the Board of Directors any positions on the Executive Board with or without a designated title, and the respective candidates to carry out specific duties deemed necessary.

(ii)          The Chief Financial Officer:

a.            to prepare, in conjunction with the other executive directors and under the coordination of the Global Chief Executive Officer, budgets to be submitted for approval to the Board of Directors, and to control the implementation of these budgets, particularly in relation to cash flow management;

b.            to direct the implementation of the economic and financial policy, supervising the economic and financial activities as determined by the Board of Directors; and

c.             to organize and coordinate the information system required for his or her activities, and to supervise all the Company´s controllership activities.

(iii)         The Investors Relations Officer:

a.            to represent the Company before the Brazilian Securities Commission (“CVM”) and other entities in the capital market and financial institutions, as well as any Brazilian or foreign regulatory authorities and stock exchanges on which the Company´s securities are listed, and to ensure the regulations applicable to the Company are complied with in terms of registration with the CVM and any regulatory authorities and stock exchanges on which the Company´s securities are listed, and to manage the investor relations policy; and

b.            to monitor compliance with the obligations under Chapter VIII of these Bylaws by the Company shareholders and to submit to the General Meeting of shareholders and/or the Board of Directors, when requested, his or her conclusions, reports and actions taken.

(iv)        The other Executive Directors, whose titles will be designated by the Board of Directors based on a proposal from the Global Chief Executive Officer, will:

a.            direct, coordinate and supervise specific activities under their responsibility;

b.            undertake specific duties assigned to them by decision of the Global Chief Executive Officer.

Subsection III.2 – Representing the Company

Article 27.    The Executive Board, subject to the limitations imposed by law and these Bylaws, is vested with the general management powers to take all action necessary for the regular operation of the Company to achieve its corporate aims.

Article 28.    The active and passive representation of the Company,  inside or outside court, along with the practice of all lawful acts, will be undertaken by:

(i)           any 2 (two) members of the Executive Board acting together;

(ii)          any Director acting with attorneys-in-fact with specific powers; or

(iii)         two attorneys-in-fact with specific powers acting together.

Paragraph 1 - The Company may be represented by only one Director or an attorney-in-fact with specific powers in carrying out the following acts:

(i)           representing the Company in General Meetings and meetings of partners of companies in which it participates;

(ii)          representing the Company in legal matters; or

(iii)         carrying out simple routine administrative acts, including appearing before public bodies, semi-public companies, trade bodies, Labor Courts, Social Security (INSS and FGTS) and its agent banks, and others of the same nature.

Paragraph 2 – The acts for which these Bylaws require prior authorization from the Board of Directors will only be valid providing this requirement is fulfilled.

Paragraph 3 - The Executive Board may, through two of its members and the proper instruments, create representatives with specific powers to act in the name of the Company, with a term of office for a determined period to be established on a case by case basis, except legal mandates that may be granted for an undetermined period. In any case, the limits and restrictions mentioned in this Article and those established by the Board of Directors must be respected.

Subsection III.3 – Executive Board Meetings

Article 29.    The Executive Board will held meetings whenever necessary, maintaining formal minutes of these meetings in the Company records.

Paragraph 1 – Decisions of the Executive Board will be taken by a majority of votes with the Global CEO, or his/her substitute, having the casting vote.

Paragraph 2 – The minimum quorum for the setting up of meetings of the Executive Board is 2/3 (two thirds) of its members.

Paragraph 3 – If necessary, meetings or the participation of Directors in the meetings of the Executive Board may be made by phone, videoconference, electronic, or other means of communication that ensure the effective participation and authenticity of the vote. In this case, the Director will be regarded as present at the meeting and his/her vote will be considered valid for all legal effects and incorporated into the minutes of the referred meeting.

Paragraph 4 – In the absence or temporary incapacity, Directors may be replaced amongst themselves, by a nomination from the Global CEO. Should there be a vacancy, the Executive Board will, within 30 (thirty) days: (i) nominate who should: (a) fill the vacancy, the term of office of which will run with that of the other Directors; or (b) accumulate the respective function or (ii) decide on the temporary or permanent non-filling of the position left vacant, providing this position is not the Global CEO, Chief Finance Officer or Director of Investor Relations.

V.           FISCAL COUNCIL

Article 30.    The Corporation will have a Fiscal Council functioning on a permanent basis, composed of 3 (three) regular members and an equal number of substitutes, elected by the General Meeting of shareholders, who will exercise their functions until the first ordinary General Meeting after their election, with re-election permitted, with the duties, powers and remuneration prescribed by law.

Paragraph 1 – The election of the members of the Fiscal Council will be carried out through a majority vote, electing 3 (three) candidates, and their respective substitutes, who received the greatest number of votes in the General Meeting, following the provisions of Article 161 of the Brazilian Corporate Law. Should there be a Controlling Shareholder, the minority shareholders are assured, providing they jointly represent 10% (ten per cent) or more of the Company´s shares, the right to elect, in a separate vote, 1 (one) member and the respective substitute member of the Company´s Fiscal Council.

Paragraph 2 - The members of the Fiscal Council will assume office by signing a statement of incumbency in the Company records, which will record their support for all the Company´s manuals, codes, regulations and internal policies, and by previously signing the relevant Consent to Appointment term referred to in the Novo Mercado Listing Regulations.

Paragraph 3 - The Fiscal Council will hold regular meetings every month and extraordinary meetings, whenever necessary, and minutes of such meetings will be recorded in the Company records.

Paragraph 4 - The Fiscal Council will elect its Chairman at the first meeting after its election and will function according to the Internal Regulation approved by the Fiscal Council itself.

Article 31.    The full exercise of the functions of the Fiscal Council requires the fulfillment of the applicable legislation, the provisions of these Bylaws and the Internal Regulations of the Fiscal Council.

Paragraph 1 - The members of the Fiscal Council will be subject to the same obligations and prohibitions imposed by law and these Bylaws as the directors and managers of the Company.

Paragraph 2 - In the event of vacancy in the office of any regular member of the Fiscal Council, the respective substitute will fill the vacancy. If there is a vacancy in the position of a regular member and the respective substitute, the General Meeting will be called to elect a member to fill the vacancy.

Paragraph 3 – Once the requirements and obligations stated in the present Bylaws, as well as in the other applicable legal provisions, have been observed, the members of the Company´s Fiscal Council may also be elected by the Board of Directors for membership of the Audit Committee.

VI.         AUDIT COMMITTEE

Article 32.    The Company will have an Audit Committee on a standing basis consisting of a minimum of 3 (three) and maximum of 5 (five) members, of whom at least 1 (one) will be an independent member of the Board of Directors established in the applicable regulation, particularly CVM Instruction Nº 509/11.

Article 33.    The members of the Audit Committee will be nominated by the Board of Directors for terms of office of 2 (two) years and will exercise their positions for a maximum of 10 (ten) years, and may be replaced at any time. Should a member of the Committee also be a member of the Board of Directors, the term of office will end at the same time as the Board mandate.

Paragraph 1 – The exercise of the activities of the members of the Audit Committee will follow the rules foreseen in the Brazilian legislation, particularly CVM Instruction 509/11, and the American legislation, including the Sarbanes–Oxley Act and the rules of the Securities and Exchange Commission - SEC.

Paragraph 2 – At least one of the members of the Audit Committee must have proven knowledge in the areas of corporate accounting, audit and finance that makes him or her a financial specialist.

Paragraph 3 – The Audit Committee will have the following responsibilities: 1) giving an opinion on the contracting and dismissal of the independent auditor to draw up the external independent audit or any other service; 2) supervise the activities: (a) of the independent auditors, in order to evaluate its independence, quality and the suitability of the services provided for the Company´s needs; (b) the Company´s internal controls area; (c) the Company´s internal audit area; and (d) the area which draws up the Company´s financial statements; 3) monitor the quality and integrity: (a) of the internal control mechanisms; (b) quarterly information, interim statements and financial statements of the Company; and (c) information and measures published based on adjusted accounting figures and non-accounting  figures that add elements that are not foreseen in the structure of the usual financial statement reports; 4) assess and monitor the Company´s risk exposure, which may require detailed information on policies and procedures related to: (a) the remuneration of the management; (b) the use of the Company´s assets; and (c) expenses incurred in the Company´s name; 5)  assess and monitor, along with the management and the internal audit area, the suitability of the transactions with related parties carried out by the Company and their respective signs; and 6) draw up a summary annual report, to be presented with the financial statements containing the description of: (a) its activities, results and conclusions reached and recommendations made; and (b) any situation in which there is a significant divergence between the Company´s management, the independent auditors and the Audit Committee in relation to the Company´s financial statements.

Paragraph 4 – The Audit Committee will be the assessment body linked directly to the Board of Directors.

Paragraph 5 – The Audit Committee will meet on a monthly basis and whenever necessary, in such a way that it will always check the Company´s accounting information before it is released.

Paragraph 6 – The internal rules of the Audit Committee will be approved by the Board of Directors and describe in detail its functions as well as its operating procedures.

Paragraph 7 – The Audit Committee will have the means to receive, retain and respond to allegations, including confidential, internal and external, to the Company, in subjects related to the scope of its activities, including accounting, internal controls and audit questions.

Paragraph 8 – The Board of Directors will define the remuneration of the members of the Audit Committee. The Audit Committee will have operating autonomy and its own budget, annual or on a project basis, to conduct or determine the undertaking of consultations, evaluations and investigations within the scope of its activities, including the contracting and use of independent external specialists, remunerating these specialists and paying the Audit Committee´s ordinary administrative expenses.

Paragraph 9 – The Audit Committee´s meetings should be registered in minutes, with the decisions/recommendations being taken by vote of 2/3rds  of its members in favor.

Paragraph 10 – The coordinator of the Audit Committee, accompanied by other members when necessary or convenient, should: (i) meet, at least every quarter, with the Board of Directors and Fiscal Council; and (ii) appear at the ordinary general meeting and, when necessary, the extraordinary general meetings of the Company.

Paragraph 11 – The members of the Audit Committee should elect, amongst themselves, the coordinator of the Committee, whose activities and responsibilities will be defined in the Committee´s internal regulation.

Paragraph 12 – The members of the Audit Committee will have the same fiduciary duties and responsibilities applicable to the Company´s management, under the terms of the Brazilian Corporate Law.

VII.       FISCAL YEAR AND RESULTS

Article 34.    The fiscal year coincides with the calendar year and at its close, the Company will publish the financial statements as laid down by the Corporate Law for consideration by the shareholders’ meeting.

Article 35.    Any negative retained earnings and the provision for income tax will be deducted from the results of each fiscal year before any distribution.

Single Paragraph - After the deductions referred to in this Article are made, the General Meeting may allocate to the employees, directors and management, in this order:

(i)           a statutory share to the employees of not more than ten percent (10%) of the remaining profits; and

(ii)          the statutory share of the directors and management to the maximum legal limit.

Article 36.    Once the deductions mentioned in  Article 35 above have been made, the net income for the year will be allocated successively as follows;

(i)           5% (five percent) towards the constitution of the Legal Reserve, which will not exceed 20% (twenty percent) of the capital stock;

(ii)          25% (twenty-five percent) as a mandatory minimum dividend, as adjusted in accordance with Article 202 of the Corporate Law, to be paid with respect to all the Company´s shares;

(iii)         20% (twenty percent) towards the constitution of reserves for capital increase, which will not exceed 20%  (twenty percent) of the capital stock;

(iv)        up to 50% (fifty per cent) for the constitution of the reserve for expansion, which may not exceed 80% (eighty per cent) of the Capital Stock, with the purpose of ensuring investments in fixed assets or increases in working capital, including through amortization of the Company’s debts, irrespective of the retention of profit earmarked to the capital expenditures budget, and its balance may be used for: (i) absorbing losses whenever necessary; (ii) the distribution of dividends at any time; (iii) operations of redemption, reimbursement or the purchase of shares authorized by law; and (iv) for incorporation into the Capital Stock, including through new share issues.

Article 37.    Unless otherwise decided by the General Meeting of shareholders, the payment of any dividends and interest on shareholders’ equity will be carried out within 60 (sixty) days from the date of the relevant resolution.

Paragraph 1 - The Company may, by a resolution of the Board of Directors within the terms of Article 23 above, prepare semi-annual and other interim balance sheets and declare dividends and/or interest on shareholders’ equity out of profits shown on these balance sheets, retained earnings or profit reserves appearing in the latest annual balance sheet or interim balance sheets, as provided by law.

Paragraph 2 – The interim dividends and the interest on own capital declared in each fiscal year may be added to the obligatory dividend of the result for the fiscal year.

Article 38.    The dividends not received or reclaimed will be forfeited after a period of 3 (three) years from the date when they were made available to the shareholder and will revert to the Company.

VIII.    SALE OF CORPORATE CONTROL, CANCELLATION OF REGISTRATION AS A PUBLICLY-HELD COMPANY AND DELISTING FROM THE NOVO MERCADO

Article 39.    The sale of corporate control of the Company, directly or indirectly, in a single transaction or a series of successive transactions, must be agreed upon under a condition, precedent or subsequent, that the purchaser of control will make a public offer to the remaining shareholders of the Company, subject to the conditions of and time limits of the prevailing law and the Novo Mercado Listing Regulations, in such a way that the holders of these shares will receive the same treatment as the selling Controlling shareholder.

Paragraph 1 - For the purposes of these Bylaws, any capitalized terms will have the following meanings:

 “Controlling Shareholder” means the shareholder or Group of Shareholders, as defined below, which exercises a Controlling Power in the Company.

““Selling Controlling Shareholder” means the Controlling Shareholder that is promoting the sale of the Controlling Power in the Company.

 “Controlling Shares” means the block of shares that ensures, directly or indirectly, that the individual holder or shared holders have Controlling Power in the Company.

 “Outstanding Shares” means all shares issued by the Company, except those held by the Controlling Shareholder, any persons related to the Controlling Shareholder, directors and managers of the Company and shares held in treasury.

“Acquirer of Control” means the investor to which the Selling Controlling Shareholder transfers the Controlling Shares in the Sale of Control of the Company.

“Sale of Control of the Company” means the transfer to the third party, against payment, of the Controlling Shares.

“Control” (along with its correlated terms, “Controlled”, “under common Control” or “Power of Control”) means the effective power used to direct the corporate activities and guide the workings of the Company bodies, directly or indirectly, in fact or in law, regardless of the equity stake held. There is a relative assumption of title of control in terms of the person or Group of Shareholders that have given them the absolute majority of votes among the shareholders present at the last 3 (three) General Meetings although they are not the holders of the shares that assure them of an absolute majority of the voting capital.

 “Group of Shareholders” means a group of people: (i) linked by contracts or voting agreements of any nature, whether directly or through companies controlled, controlling or under common control; or (ii) having a controlling relationship with respect to one another; or (iii) under common control.

Paragraph 2 - The Selling Controlling Shareholder may not transfer ownership of its shares and the Company may not record any transfer of shares representing the Corporate Control unless and until the Purchasing Shareholder(s) signs the relevant Statement of Adherence referred to in the Novo Mercado Listing Regulations.

Paragraph 3 - No Shareholders’ Agreement providing for exercise of Controlling Power may be registered at the Company´s head office if the signatories have not subscribed to the Statement of Adherence referred to in Paragraph 2 of this Article.

Paragraph 4 - Should the acquisition of the Corporate Control result in the imposition on the Acquirer of Control of an obligation to make the Public Share Offer required under Article 43 of these Bylaws, the acquisition price at the Public Share Offer will be the greater of the prices determined under Article 40 and Article 43, Paragraph 3 of these Bylaws.

Article 40.    The public offer referred to in the preceding Article must also be made: (i) in cases where there is an assignment of rights exercisable for newly-issued shares and other securities or rights convertible into shares which may result in the sale of the Corporate Control in the Corporation; and (ii) in the event of the sale of Control of the Controlling Shareholder of the Company, the selling Controlling shareholder will be required to disclose to the BM&FBOVESPA the value assigned to the Company in this sale, as well as attach the supporting documentation which proves it.

Article 41.    Whoever acquires the Controlling Power of the Company, as a result of a private share purchase agreement entered into with the Controlling Shareholder, for any number of shares, will be required: (i) to make a public offer as referred to in Article 39 of these Bylaws; (ii) to compensate any shareholders from whom it may have purchased shares on a stock exchange in a period of 6 (six) months prior to the date of transfer of the Corporate Control in the Company, paying any difference between the price of the Public Share Offer and the amount paid for any share acquired on the stock market in the 6 (six) months prior to the date of the acquisition of the Corporate Control, duly adjusted to the date of payment. This amount must be distributed among all those who sold shares of the Company in the trading sessions in which the Acquirer of Control made acquisitions in proportion to the daily net sales balance of each one, with the BM&FBOVESPA arranging the distribution within the terms of its regulations.

Article 42.    After an operation of the Sale of Control of the Company and the subsequent holding of the Public Share Offer, the Acquirer of Control, when necessary, will take the measures needed to restore the minimum percentage of 25% (twenty five percent) of all the Company´s shares in circulation, within 6 (six) months following the acquisition of Controlling Power.

Article 43.    Any Acquiring Shareholder which purchases or becomes the owner of 33.3% (thirty three point three percent) or more of all shares of the capital stock of the Company will: (i) immediately disclose this information though a material fact notice, as required by the CVM; and (ii) within a maximum period of 30 (thirty) days from the date of acquisition or event resulting in this share ownership being equal to or higher than 33.3% (thirty three point three percent) of all shares of the capital stock of the Company, register or, if the case may be, apply for the registration of a Public Share Offer for all shares of the Company´s capital stock, subject to the applicable CVM regulations, BM&FBOVESPA directives and the provisions of this Article.

Paragraph 1 – For the purposes of these Bylaws, “Acquiring Shareholder” means any person, including, without limit, any individual person or corporate entity, investment fund, condominium, portfolio of securities, holder of rights, or any other form of organization, resident, domiciled or with its head office in Brazil or abroad, or Group of Shareholders, who acquire the Company´s shares.

Paragraph 2 - (i) The Public Offer must be: (i) made to all shareholders of the Company without exception; (ii) the shares must be sold by auction held at the BM&FBOVESPA; (iii) the Public Offer must be launched for a price determined according to Paragraph 3 of this Article; and (iv) the Public Offering must be a cash offer in Brazilian currency for the shares of the Company´s capital stock.

Paragraph 3 - The acquisition price for each Company share may not be less than the greater between: (i) 140% (one hundred and forty percent) of the average trading price during the last 120 (one hundred and twenty) trading sessions prior to the date on which the Public Offer became obligatory on the stock exchange trading the greatest volume of shares of the capital stock of the Company; and (iii) 140% (one hundred and forty percent) of the average trading price during the last 30 (thirty) trading days prior to the date on which the Public Offer became obligatory on the stock exchange trading the greatest volume of shares of the capital stock of the Company.

Paragraph 4 - The undertaking of the Public Offer mentioned in the preamble to this Article will not preclude the possibility of another shareholder of the Company or, should it be the case, the Company itself from making a competing Public Offer, under the applicable regulations.

Paragraph 5 - The Acquiring Shareholder must comply with any requests or requirements made by CVM based on applicable law related to the Public Offer within the maximum periods prescribed in the applicable regulation.

Paragraph 6 - Should the Acquiring Shareholder fail to comply with the obligations imposed by this Article, including compliance with the maximum time limits for: (i) carrying out or applying for the registration of a Public Offer; or (ii) complying with any requests or requirements of the CVM, the Company´s Board of Directors will call an Extraordinary General Meeting of shareholders, at which the Acquiring Shareholder may not vote, to consider suspending the rights of this non-complying Acquiring Shareholder, within the terms of Article 120 of the Corporate Law, without prejudice to the Acquiring Shareholder´s liability for any loss or damage caused to the other shareholders as a result of this failure to comply with the obligations imposed by this Article.

Paragraph 7 - Any Acquiring Shareholder which acquires or becomes the holder of other rights in the Company, including enjoyment or entailment, equal to or more than 33.33% (thirty three point thirty three percent) of all shares of the Company, will likewise be required to either register or apply for the registration of a Public Offer, as described in this Article, within 30 (thirty) days from the acquisition or event resulting in an amount equal to or more than 33.33% (thirty three point thirty three percent) of all shares of the Company´s.

Paragraph 8 - The obligations in Article 254-A of the Corporate Law and Article 39, Article 40 and Article 41 of these Bylaws do not release an Acquiring Shareholder from compliance with the obligations in this Section other than as stated in the provisions of Article 49 and Article 50 of these Bylaws.

Paragraph 9 – The provisions of this Article will not apply in the event of a person becoming the holder of more than 33.3% (thirty three point three percent) of all shares of the capital stock of the Company by reason of: (i) legal succession, on condition that the shareholder will dispose of any excess shares within 60 (sixty) days from the relevant event; (ii)  the incorporation of another company by the Company; (iii) the incorporation of the shares of another company by the Company; or (iv) the subscription of shares of the Company carried out in a single primary issue, that had been approved by a General Meeting of shareholders, as laid down in the applicable regulations.

Paragraph 10 - For the purpose of calculating the percentage of 33.3% (thirty three point thirty three percent) of all shares of the capital stock of the Company, as mentioned in the preamble to Article, no involuntary increase in ownership interest resulting from the cancellation of treasury shares or reduction of the capital stock of the Company leading to a cancellation of shares will be considered.

Paragraph 11 - Should the CVM regulations applicable to a Public Offer under this Article require the adoption of any given criterion to determine the purchase price per share in the Public Offer that results in a purchase price higher than that determined within the terms of Paragraph 3 of this Article, then the purchase price determined according to CVM regulations will prevail.

Article 44.    Should an Extraordinary Meeting of shareholders resolve that the Company should delist from the Novo Mercado, the Controlling Shareholder will make a public share offer if the delisting is: (i) for the purpose of trading the shares outside the Novo Mercado; or (ii) caused by a corporate restructuring in which the shares of the Company resulting from such restructuring are not admitted for trading on the Novo Mercado within a period of 120 (one hundred and twenty) days from the date of the shareholders´ meeting that approved the operation. The minimum offer price will be equal to the economic value determined by the valuation report referred to in Article 48 of these Bylaws, in line with the legal norms and applicable regulations.

Paragraph 1 - Should there be no Controlling Shareholder and the general meeting decides: (i) to remove the Company from the Novo Mercado as it wishes to trade its shares elsewhere; or (ii) through a corporate restructuring, in which the company resulting from this reorganization has its shares admitted for trading on the Novo Mercado within a period of 120 (one hundred and twenty) days from the date of the shareholders´ meeting that approved the operation, the exit from the Novo Mercado will be conditional on the holding of the Public Offer under the same conditions foreseen in the preamble to this Article.

Paragraph 2 – In the cases foreseen in Paragraph 1 above, it will be up to the same general meeting to define those responsible for carrying out the Public Share Offer, with those present at the meeting expressly assuming the obligation to undertake the offer. Should the meeting that decides to have a corporate reorganization have no person present who will be responsible for carrying out the Public Share Offer, those shareholders who voted in favor of the corporate reorganization will carry out the offer.

Article 45.    In the public share offer to be carried out by the Controlling Shareholder or by the Company to cancel its registration as a Listed Company, the minimum price to be offered should correspond to the economic value calculated in the evaluation report, referred in Article 48 of these Bylaws, respecting the applicable laws and regulations.

Single paragraph – In the event of there being no Controlling Shareholder, should the General Meeting approve the cancelation of the registration as a listed company, the public share offer will be undertaken by the Company itself, respecting the applicable laws and regulations.

Article 46.    Should there be no Controlling Shareholder and the BM&FBOVESPA determines that: (i) the trading prices of the securities issued by the Company be divulged separately; or (ii) the marketable securities issued by the Company have their trading suspended on the Novo Mercado because of the failure in both cases to comply with the obligations in the Novo Mercado Listing Regulations, by administrative act or deed, the Chairman of the Board of Directors will summon an Extraordinary General Meeting to replace the entire Board of Directors within 2 (two) days of the decision, counting only the days in which the newspapers usually used by the Company are published.

Paragraph 1 – Should the Extraordinary General Meeting referred to in the preamble to this Article not be summoned by the Chairman of the Board of Directors in the time established, it may be summoned by any shareholder in the Company.

Paragraph 2 – The new Board of Directors elected at the Extraordinary General Meeting, referred in the preamble and in Paragraph 1 of this Article, should resolve the failure to comply with the obligations in the Novo Mercado Listing Regulations as quickly as possible or within a new period granted by the BM&FBOVESPA for this aim, whatever is shortest.

Article 47.    Should the Company´s exit from the Novo Mercado occur as a result of its failure to comply with the obligations of the Novo Mercado Listing Regulations, the Controlling Shareholder will carry out a Public Share Offer to acquire shares belonging to the other shareholders of the Company, within the terms foreseen in Article 44 of these Bylaws.

Paragraph 1 – In the event of there not being any Controlling Shareholder, should the failure to comply occur because of: (i) a decision of the General Meeting, the public offer to acquire shares should be carried out by the shareholders who voted in favor of the decision that led to the failure to comply; and (ii) by act or deed of the administration, the Board of Directors should summon a general shareholders´ meeting, the agenda of which will include deciding on how to resolve the failure to comply with the obligations in the Novo Mercado Listing Regulations or, should it be the case, decide to withdraw the Company from the Novo Mercado.

Paragraph 2 – In the case foreseen in item (ii) of Paragraph 1, should the General Meeting decide that the Company should leave the Novo Mercado, it will be up to the same General Meeting to define those responsible for carrying out the public share offer foreseen in this Article. Those present at the meeting should expressly assume the obligation to carry out the offer.

Article 48.    The evaluation report dealt with in Article 44 and Article 45 of these Bylaws should be drawn up by a specialist institution or company, with proven experience and independent from the Company´s decision-making power, its Administration and Controllers, and the report should satisfy the requirements of Paragraph 1 of Article 8 of the Brazilian Corporate Law and assume the responsibility laid down in Paragraph 6 of the same Article 8.

Paragraph 1 - The choice of the institution or specialist firm responsible for determining the economic value of the Corporation is reserved to the shareholders’ meeting, based on a list of three firms proposed by the Board of Directors. A decision will be taken by the affirmative vote of an absolute majority of the Outstanding Shares at the shareholders’ meeting, with blank votes not counted, provided that: (i) if the meeting is convened on a first summons, there is a quorum of no less than 20% (twenty percent) of all Outstanding Shares; or (ii) when the meeting is convened on a second summons, a quorum may consist of any number of shareholders owning Outstanding Shares.

Paragraph 2 - The costs of preparing the required valuation report will be fully borne by the persons responsible for undertaking the public offer, according to the case.

Article 49.    A single Public Offer may be made for more than one of the purposes mentioned in this Chapter VIII, in the Novo Mercado Listing Regulations or in the CVM regulations, provided the requirements of all the forms of Public Offer can be harmonized, that no loss is incurred by any of those who are the object of the offer and that, where required under applicable regulations, CVM authorization is obtained.

Single Paragraph - With the exception of those Public Offerings for delisting from the Novo Mercado and/or cancellation of registration as a publicly-held company, the holding of a unified Public Offer may only be executed by a Company shareholder which holds a stake equal to, or more than 33.3% (thirty three point thirty three per cent) of the total shares issued by the Company, in line with what is stated in Article 43.

Article 50.    The shareholders responsible for holding a Public Offer under this Chapter VIII, the Novo Mercado Listing Regulations or CVM regulations may carry it out through any shareholder or a third party.

Single Paragraph - Neither the Company nor the shareholder, whichever is the case, are released from the obligation to make the Public Offer for which they are responsible until it has been concluded in accordance with all applicable regulations.

IX.         ARBITRATION

Article 51.    The Company, its shareholders, directors and officers and members of the Fiscal Council are obliged to resolve, through the Market Arbitration Chamber, any disputes or controversies that might arise among them, particularly if relating to or caused by the application, validity, effectiveness, interpretation, violation, and the consequences of, any violation of the provisions of the Novo Mercado Participation Agreement, Novo Mercado Listing Regulations, these Bylaws, any shareholders’ agreements on file at the Company´s head office, the provisions of the Corporate Law, the rules established by the Brazilian National Monetary Council, the Central Bank of Brazil or the CVM, the regulations of the BM&FBOVESPA, and any other rules governing the securities market generally, and the Rules of the Capital Market Arbitration Chamber, to be conducted in line with these Rules of the Market Arbitration Chamber.

X.           LIQUIDATION OF THE CORPORATION

Article 52.    The Company will be liquidated in the cases provided by law. The shareholders’ meeting will elect the liquidator or liquidators and the Fiscal Council that will function during the period of liquidation, subject to the legal requirements.

XI.         GENERAL PROVISIONS

Article 53.    The Company will observe the shareholders´ agreement filed at its head office. Members of the presiding panel at the general meetings or Board of Directors´ meetings may not accept the vote of any shareholder which is a signatory to the shareholders´ agreement that is filed at the Company´s head office or of a member of the Board of Directors elected by the signatories of this agreement which goes against what is stated in the shareholders´ agreement. The Company is also expressly prohibited from acknowledging and recording any share transfers and/or encumbrance, and/or any assignment of a preference right for the replacement of shares and/or other securities that do not respect the terms of any such shareholders’ agreement filed at its head office.

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Marcus de Freitas Henriques

Secretary